EXHIBIT 10.4

PROPEX HOLDINGS INC.

CASH INCENTIVE BONUS PLAN

THIS CASH INCENTIVE BONUS PLAN (this “Plan”) effective as of October 30, 2006 (the “Effective Date”), is intended to provide an incentive to certain executives of Propex Inc. (“Propex”) to increase the value of Propex Holdings Inc. (the “Company”) by allowing them to participate in such increase in value.

1. Participants. The “Eligible Participants” are those employees of Propex listed on Attachment 1 hereof together with any key employees of Propex designated by the Bonus Plan Administrator (as hereinafter defined) from time to time. The Company shall notify Eligible Participants of their participation in the Plan through delivery of a grant letter. As used in this Plan, the “Bonus Plan Administrator” shall mean a committee consisting of the Chief Executive Officer of the Company, the Chairman of the Board of Directors of the Company and the Chairman of the Compensation Committee of the Board of Directors of the Company.

2. Realization Event. Each of the following events shall hereinafter be deemed to be a “Realization Event”: (i) any merger, consolidation or other reorganization (other than a merger or consolidation with the Principal Holder (as defined below)), in which the Company is not the surviving entity or in which the Company survives only as a subsidiary of an entity, other than a previously wholly-owned subsidiary of the Company or the Principal Holder; (ii) the Company sells, leases or exchanges all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary of the Company, or the Principal Holder); (iii) any person or entity (other than the Principal Holder), including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“1934 Act”), acquires or gains ownership or control of (including, without limitation, power to vote) more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power with respect to the election of directors); or (iv) any dissolution or liquidation of the Company or a dividend or distribution by the Company to its shareholders of cash or assets with a value equal to 50% or more of the aggregate of the Company’s shareholders equity and retained earnings, or any restructuring of the Company’s capital that has the effect of the foregoing. As used in this Section 2, “Principal Holder” means The Sterling Group, L.P., Genstar Capital, L.P., Laminar Direct Capital, L.P., BNP Paribas Private Capital Group, and their respective affiliates, in each case, other than their respective portfolio companies.

3. Adjusted Enterprise Value. Upon a Realization Event, the “AEV” shall be an amount calculated as the sum of (i) the total net enterprise value of the Company determined by reference to the total net consideration paid to the Company or the Principal Holder, as applicable, at the Realization Event (net only of any indebtedness associated with the Company that is retained, repaid, or assumed by the Company or the Principal Holder, as applicable, and any transaction costs incurred by the Company or the Principal Holder and amounts reserved for contingencies in connection with the Realization Event), (ii) any proceeds to be realized by the Company from the exercise of any options and warrants associated therewith and (iii) the aggregate amount of all dividends or other distributions to holders of common stock of the Company made at any time prior to or in connection with the Realization Event. With respect to the calculation of AEV, the value of any property other than cash received as consideration with respect to a Realization Event will be made by an independent third party appraiser chosen by the Bonus Plan Administrator.

4. Success Pool. Upon a Realization Event, the Success Pool shall be based upon the AEV of the Company and the year in which such Realization Event occurs, and shall be a cash amount determined in accordance with the schedule set forth on Attachment 2 attached hereto.

5. Individual Allocations. Subject to the terms of this Plan, upon a Realization Event, each Eligible Participant shall receive the percentage of the Success Pool that is reflected next to his or her name on Attachment 1. The portion of the Success Pool not allocated hereunder may be allocated from time to time at the discretion of the Bonus Plan Administrator; provided, however, that the total percentages allocated cannot exceed 100%. Each Eligible Participant’s percentage of the applicable Success Pool shall be herein referred to as an “Allocation.” Any portion of the Success Pool not allocated prior to or in connection with a Realization Event shall remain with the Company.

6. Administration. The Plan shall be administered by the Bonus Plan Administrator. The Bonus Plan Administrator shall be responsible for the management and control of the operation and the administration of the Plan, including without limitation, interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, selection of participants in the Plan, the amount of an Eligible Participant’s Allocation, and forfeitures under the Plan. The Bonus Plan Administrator has absolute discretion in the exercise of its powers and responsibilities. Any decision made by the Bonus Plan Administrator shall be final and binding on all affected persons. The Company shall, without limiting any rights that a member of the committee comprising the Bonus Plan Administrator (“Member”) may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless each Member (and any other individual acting on a Member’s behalf) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities related to the Plan, excepting only expenses and liabilities arising out of the person’s own gross negligence or willful misconduct (but specifically including such person’s ordinary negligence); expenses against which such person shall be indemnified hereunder include without limitation the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

7. Timing of Payment. Except as otherwise provided herein and subject to the condition that an Eligible Participant remain continuously employed with Propex or its subsidiary from the Effective Date until the date of a Realization Event, upon a Realization Event and to the extent that the Success Pools have a positive value, each Eligible Participant shall be paid his or her Allocation within thirty (30) days of the date of the closing of the Realization Event. Upon the occurrence of a Realization Event, if any fraction of the consideration paid to the Company or Principal Holder is held in escrow to be paid after the Realization Event, then the same proportionate amount of an Eligible Participant’s Allocation (if any) will not be paid to an Eligible Participant until and in the same proportion that or additional tax pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), those terms are automatically stricken and reformed to comply with Section 409A and the regulations granted thereunder.

distributions from such escrow are made to the Company or Principal Holder. The payment to an Eligible Participant shall be made within thirty (30) days of the date any distributions from such escrow are made. If any amount reserved for contingencies is not applied against such contingency then the portion of any Allocation lost by an Eligible Participant by including the amount of such unused contingency reserve in the calculation of AEV, shall be paid to Eligible Participant within thirty (30) days of the date it is determined that such amount of contingency reserve will not be used.

8. Form of Payment. The Company shall pay the Eligible Participants’ their respective Allocations in cash.

9. Taxes. Any payment of any portion of any Allocation under this Plan shall be made net of all applicable withholding taxes.

10. Unfunded Status of Allocations and Success Pool. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any amounts payable to an Eligible Participant, nothing contained in the Plan (or in any documents related thereto), nor the creation or adoption of the Plan, or the taking of any other action pursuant to the Plan shall give any such Eligible Participant any rights that are greater than those of a general creditor of the Company. No amounts shall be paid hereunder unless a Realization Event occurs in either 2007, 2008, 2009 or 2010.

11. Resolution of Differences Over the Plan. The Company and the Eligible Participant agree that in the event of any controversy or claim arising out of, or related to, the Plan, then such controversy or claim shall be resolved by binding arbitration for resolution in accordance with the rules and procedures of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both the Eligible Participant and the Company, and any court of competent jurisdiction may enter judgment upon the arbitrator’s award. The Company shall pay all expenses including legal fees and arbitration expenses with respect to any controversy or claim arising out of, or related to, the Plan.

12. Amendment, Termination. The Plan may not be amended or terminated to negatively affect the rights of any Eligible Participant after the Effective Date. Subject to the foregoing, the Plan may be amended or terminated at any time by the Bonus Plan Administrator. The Plan shall terminate on the earlier of: (i) in the event of a Realization Event prior to January 1, 2011, the date on which all payments are made hereunder, or (ii) December 31, 2010, absent amendment to continue the Plan beyond December 31, 2010, provided that if the term of the Plan is amended to extend beyond December 31, 2010, such date shall be substituted for December 31, 2010 in this clause (ii). Notwithstanding the foregoing, Sections 11, 13 and 14 shall survive the termination of the Plan.

13. Governing Law: This Plan shall be construed in accordance with the laws of the State of Delaware by the courts of the State of Delaware without regard to the conflict of law principles thereof.

14. Section 409A. To the extent that the terms of this Plan or the Allocations granted hereunder would subject any Eligible Participant to gross income inclusion, interest,

ATTACHMENT 2

AEV	SUCCESS POOL* (in millions)
	2007	2008	2009	2010
175
200
225
250	12.00
275	16.00	12.00
300	18.00	16.00	12.00
325	21.00	18.00	16.00	12.00
350	24.00	21.00	18.00	16.00
375	27.00	24.00	21.00	18.00
400	30.00	27.00	24.00	21.00
425	33.00	30.00	27.00	24.00
450	37.00	33.00	30.00	27.00
475	41.00	37.00	33.00	30.00
500	45.00	41.00	37.00	33.00
525		45.00	41.00	37.00
550			45.00	41.00
575				45.00
600

*	No Success Pool payment will be made to any Eligible Participant in the event of an AEV less than the lowest AEV set forth above for any year. Unless amended, this Plan expires December 31, 2010 and no bonus will be paid for any Realization Event after December 31, 2010.